Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

The Company is the owner of all of the issued and outstanding stock of the following corporations, except as noted below.

Name of Subsidiary	State or Country of Incorporation
Alumicor Limited	Canada
Apogee Services, Inc.(1)	Minnesota
Apogee SFS US, LLC(5)	Delaware
Apogee Wausau Group, Inc.	Wisconsin
Architectural Services Holding Company, LLC	Minnesota
Cornerstone Specialty Wood Products, LLC(8)	Kentucky
EFCO, LLC(5)	Missouri
Glassec Vidros de Seguranca Ltda.(3)	Brazil
Harmon Contract, Inc.	Minnesota
Harmon Facades ULC(7)	Canada
Harmon, Inc.	Minnesota
Prism Assurance, Ltd.	Vermont
R & D Coatings, LLC(11)	Delaware
Tru Vue Netherlands, B.V.(4)	Netherlands
Tru Vue, Inc.	Illinois
Universal Woods EMEA, BVBA(10)	Belgium
Universal Woods International, LLC(8)	Kentucky
Universal Woods, LLC(11)	Kentucky
UW Interco Corp(12)	Delaware
UW Interco II, LLC(9)	Delaware
UW INTERCO, LLC	Delaware
UW International Sales, Inc. (11)	Delaware
UW Real Estate Holdings, LLC(11)	Delaware
Velocity, An Apogee Company, LLC(6)	Minnesota
Viracon Georgia, LLC(1)	Minnesota
Viracon Holding Company	Minnesota
Viracon Singapore Pte. Ltd(2)	Singapore
Viracon, LLC(6)	Minnesota

(1) Owned by Harmon, Inc.
(2) Owned by Viracon, LLC
(3) Owned 99.9+% by Viracon, LLC and <0.1% by Harmon Contract, Inc.
(4) Owned by Tru Vue, Inc.
(5) Owned by Apogee Wausau Group, Inc.
(6) Owned by Viracon Holding Company
(7) Owned by Architectural Services Holding Company, LLC
(8) Owned by Universal Woods, LLC
(9) Owned 99.5% by UW INTERCO, LLC and .5% by UW Interco Corp
(10) Owned 99% by Universal Woods, LLC and 1% by Universal Woods International, LLC
(11) Owned by UW Interco II, LLC
(12) Owned by UW INTERCO, LLC